Exhibit 99.1


[BIOENVISION LOGO]                     CONTACTS:

                                       David P. Luci, Esq.
                                       Chief Financial Officer, General Counsel
                                       Bioenvision, Inc.
                                       davidluci@bioenvision.com
                                       (212) 750-6700

                                       Hugh S. Griffith (media)
                                       Chief Operating Officer
                                       Bioenvision Limited
                                       hughgriffith@bioenvision.com
                                       011 44 131 248 3555



     Bioenvision, Inc. Announces Pricing for Public Offering of Common Stock

New York, NY - February 3, 2005 - Bioenvision, Inc. (Nasdaq: BIVN) today announced that it had priced its previously announced underwritten public offering of 7,500,000 shares of common stock at a price to the public of $8.00 per share. The gross proceeds of the offering are expected to be $60.0 million.

Bioenvision has granted to the underwriters an option to purchase up to an additional 1,125,000 shares of its common stock to cover over-allotments, if any. The Company expects that the offering will be completed on February 8, 2005, subject to customary closing conditions.

The offering will be made through an underwriting syndicate led by J.P. Morgan Securities Inc. and UBS Investment Bank acting as joint book-running managers and co-managed by CIBC World Markets Corp. and Friedman, Billings, Ramsey & Co., Inc.

The offering of these securities will be made only by means of a prospectus supplement and accompanying prospectus as filed with the Securities and Exchange Commission. When available, investors may obtain a copy of the prospectus supplement and accompanying prospectus relating to the offering from J.P. Morgan Securities Inc., Prospectus Department, 277 Park Avenue, New York, NY 10172 or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.



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